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                                                         EXHIBIT 16.1








February 23, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Avalon Cable Holdings Finance, Inc. (now CC V Holdings Finance, Inc.), Avalon Cable of Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc. (now combined as CC V Holdings LLC) (copy attached), which we understand was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated February 14, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,




/s/ PricewaterhouseCoopers LLP